Filed Pursuant To Rule 433

Registration No. 333-209926

December 22, 2016

SPDR® ETF Trading Report

November 2016

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 11/15/2016
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	98,753,539	22,583,314,463	96,861,429	15,376	15,376	3,319,832	22,583,314,463	261	0.50	242,139,501
MDY	SPDR S&P MidCap 400® ETF	0.06	0.02	0.05	1,639,261	499,206,489	1,379,076	1,843	1,843	526,471	499,206,489	128	0.70	2,900,864
SLY	SPDR S&P 600 Small Cap ETF	0.37	0.32	0.28	30,958	3,974,629	23,240	2,975	2,975	345,874	3,974,629	132	1.00	42,155
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.02	0.00	0.01	3,951,351	764,316,217	3,447,338	1,584	1,584	295,717	764,316,217	139	0.50	7,676,012
THRK	SPDR Russell 3000 ETF	0.66	0.40	0.52	4,782	891,794	11,455	2,105	2,105	339,116	891,794	66	0.50	2,179
TWOK	SPDR Russell 2000® ETF	0.27	0.36	0.22	20,785	1,649,538	25,415	5,140	5,140	386,425	1,649,538	152	0.90	5,750
ONEK	SPDR Russell 1000 ETF	0.49	0.48	0.34	5,504	780,079	4,775	2,884	2,884	293,908	780,079	107	0.40	7,069
SMD	SPDR S&P 1000 ETF	0.63	0.74	0.48	6,438	597,458	22,502	984	984	83,492	597,458	136	0.90	912
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.19	0.36	0.13	4,036	249,754	6,262	16,394	16,394	857,570	249,754	134	0.50	2,059
SHE	SPDR SSGA Gender Diversity Index ETF	0.08	0.12	0.07	1,035	101,822	1,167	7,113	7,113	457,224	101,822	131	0.60	1,573
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.26	0.24	0.22	31,138	3,524,448	24,131	3,398	3,398	352,135	3,524,448	131	0.60	24,092
SPYV	SPDR S&P 500 Value ETF	0.23	0.21	0.17	12,472	1,466,818	9,755	2,921	2,921	306,676	1,466,818	106	0.60	8,309
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.39	0.31	0.34	19,087	2,622,303	19,516	2,910	2,910	367,970	2,622,303	82	0.70	19,168
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.30	0.34	0.24	39,516	3,751,517	34,632	5,676	5,676	509,080	3,751,517	138	0.70	24,944
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.70	0.36	0.51	23,690	4,968,926	21,636	2,511	2,511	486,908	4,968,926	100	1.00	16,950
SLYV	SPDR S&P 600 Small Cap Value ETF	0.33	0.30	0.24	53,308	6,286,317	44,157	2,413	2,413	271,824	6,286,317	143	1.00	23,404
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	6,850,990	717,098,025	5,968,462	8,593	8,593	681,253	717,098,025	176	0.60	20,561,027
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.01	0.01	17,530,592	1,033,338,603	14,860,504	46,466	46,466	2,379,989	1,033,338,603	432	0.70	71,839,502
XLE	Energy Select Sector SPDR Fund	0.01	0.01	0.01	17,536,455	1,404,755,708	16,412,511	7,328	7,328	518,603	1,404,755,708	169	1.20	33,417,249
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	108,901,451	2,469,357,301	71,263,204	916,397	916,397	19,693,372	2,469,357,301	1,530	1.00	95,594,568
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	15,462,318	1,275,165,429	11,220,486	12,598	12,598	869,388	1,275,165,429	215	0.90	28,747,654
XLI	Industrial Select Sector SPDR Fund	0.01	0.01	0.01	15,811,607	1,105,317,879	12,377,039	22,870	22,870	1,376,317	1,105,317,879	320	0.70	29,976,770

Source: ArcaVision. Data is as of November 30, 2016. **Past performance is not a guarantee of future results.**

STATE STREET
GLOBAL ADVISORS
SPDR

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 11/15/2016
US Sector (cont'd)														
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	6,638,028	359,877,888	5,579,418	20,547	20,547	987,489	359,877,888	256	0.60	18,775,415
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	12,197,909	675,421,405	10,314,725	49,645	49,645	2,334,804	675,421,405	446	0.70	29,054,675
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	21,254,918	1,054,996,194	18,268,927	18,306	18,306	863,677	1,054,996,194	301	1.20	68,185,659
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	2,463,211	81,118,889	2,466,496	32,980	32,980	988,081	81,118,889	337	1.00	4,566,289
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	5,370,329	213,462,276	3,896,401	9,705	9,705	373,060	213,462,276	221	1.40	3,312,966
KCE	SPDR S&P Capital Markets ETF	0.11	0.24	0.08	11,332	558,925	8,992	8,217	8,217	350,619	558,925	234	1.00	11,702
KIE	SPDR S&P Insurance ETF	0.05	0.06	0.04	175,741	14,236,337	122,804	2,693	2,693	212,855	14,236,337	173	0.70	992,388
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	10,000,984	504,506,162	6,940,373	6,142	6,142	299,914	504,506,162	189	1.40	16,841,310
XBI	SPDR S&P Biotech ETF	0.04	0.05	0.03	8,647,236	574,500,334	6,681,455	1,170	1,170	73,160	574,500,334	158	2.50	25,938,405
MTK	SPDR Morgan Stanley Technology ETF	0.24	0.40	0.18	37,174	2,297,558	25,512	2,384	2,384	142,635	2,297,558	146	0.70	8,039
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	2,843,007	98,040,166	2,520,407	12,177	12,177	399,893	98,040,166	196	0.90	12,740,690
XME	SPDR S&P Metals & Mining ETF	0.01	0.04	0.01	6,059,860	194,357,988	4,967,618	5,631	5,631	162,736	194,357,988	184	1.70	11,452,295
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.11	0.01	550,818	10,610,135	455,220	5,069	5,069	96,007	10,610,135	220	2.10	770,417
XITK	SPDR FactSet Innovative Technology ETF	0.07	0.12	0.08	536	54,897	2,020	504	504	30,406	54,897	78	1.10	11,781
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.02	0.01	20,825,410	834,973,760	18,940,972	9,260	9,260	350,584	834,973,760	198	2.00	65,187,179
XPH	SPDR S&P Pharmaceuticals ETF	0.05	0.11	0.04	367,198	15,203,485	209,210	4,760	4,760	191,447	15,203,485	194	1.60	977,065
XRT	SPDR S&P Retail ETF	0.01	0.02	0.01	5,632,577	263,222,617	3,992,080	6,015	6,015	267,668	263,222,617	161	1.10	22,530,064
XSD	SPDR S&P Semiconductor ETF	0.05	0.09	0.04	142,428	7,663,983	114,371	2,729	2,729	143,218	7,663,983	210	0.90	1,365,073
XHE	SPDR S&P Health Care Equipment ETF	0.21	0.42	0.17	34,125	1,939,864	38,299	2,867	2,867	139,279	1,939,864	411	0.90	24,039
XTL	SPDR S&P Telecom ETF	0.16	0.23	0.16	12,994	921,535	9,923	2,407	2,407	160,475	921,535	186	0.80	6,982
XAR	SPDR S&P Aerospace & Defense ETF	0.08	0.13	0.08	325,238	20,794,631	122,828	3,798	3,798	236,312	20,794,631	224	0.90	1,000,880
XHS	SPDR S&P Health Care Services ETF	0.07	0.13	0.06	31,070	1,640,168	22,691	5,715	5,715	287,407	1,640,168	196	1.10	27,794
XSW	SPDR S&P Software & Services ETF	0.13	0.23	0.11	5,518	372,979	3,596	2,297	2,297	127,047	372,979	226	0.60	1,524
XTH	SPDR S&P Technology Hardware ETF	0.42	0.68	0.33	104	19,579	167	5,554	5,554	344,570	19,579	46	1.40	630
XTN	SPDR S&P Transportation ETF	0.06	0.11	0.05	111,165	5,895,185	58,037	2,142	2,142	110,784	5,895,185	219	0.90	172,506
XWEB	SPDR S&P Internet ETF	0.16	0.27	0.18	136	12,880	267	3,373	3,373	197,354	12,880	11	1.70	9,910

Source: ArcaVision. Data is as of November 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 11/15/2016
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.06	0.06	0.05	435,845	40,524,590	365,994	1,975	1,975	176,723	40,524,590	137	1.00	184,162
RWO	SPDR Dow Jones Global Real Estate ETF	0.04	0.09	0.04	365,458	17,359,164	308,697	1,020	1,020	46,379	17,359,164	134	0.70	199,285
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.03	0.01	818,068	34,272,606	684,345	7,289	7,289	277,128	34,272,606	324	0.70	1,428,481
Global Equities														
DGT	SPDR Global Dow ETF	0.20	0.29	0.22	1,687	178,494	1,786	374	374	25,297	178,494	118	0.50	12,837
GII	SPDR S&P Global Infrastructure ETF	0.16	0.35	0.13	17,011	849,160	15,905	352	352	15,699	849,160	162	0.90	9,542
GNR	SPDR S&P Global Natural Resources ETF	0.07	0.17	0.05	148,927	6,055,605	193,237	1,597	1,597	63,704	6,055,605	348	0.70	180,849
CWI	SPDR MSCI ACWI ex-US ETF	0.02	0.05	0.02	344,345	12,028,020	240,031	5,782	5,782	180,861	12,028,020	265	0.70	13,647
ACIM	SPDR MSCI ACWI IMI ETF	1.41	2.17	1.21	3,434	283,316	3,878	994	994	64,560	283,316	60	1.10	7,631
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.54	0.90	0.38	749	59,997	16,865	1,300	1,300	77,519	59,997	62	0.90	1,250
GWL	SPDR S&P World ex-US ETF	0.03	0.12	0.03	86,993	2,254,322	106,447	4,014	4,014	102,477	2,254,322	369	0.60	19,268
GWX	SPDR S&P International Small Cap ETF	0.05	0.16	0.04	127,154	3,995,013	111,829	1,143	1,143	34,244	3,995,013	250	0.50	34,757
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.06	0.08	0.05	567	60,983	543	1,016	1,016	74,717	60,983	80	0.60	—
International Developed Equities — Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	2,166,246	0	1,946,970	58,365	58,365	0	0	468	0.80	1,379,156
FEU	SPDR STOXX Europe 50 ETF	0.03	0.11	0.03	73,043	2,188,704	59,869	1,565	1,565	45,009	2,188,704	260	0.70	9,476
SMEZ	SPDR EURO STOXX Small Cap ETF	0.10	0.23	0.13	1,651	104,936	2,317	765	765	34,188	104,936	147	0.70	7,821
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.12	0.35	0.12	4,599	233,714	2,675	1,710	1,710	56,413	233,714	273	0.70	1,474
HDWX	SPDR S&P International Dividend Currency Hedged ETF	0.29	0.70	0.31	568	34,479	1,418	358	358	14,567	34,479	85	1.10	842
Emerging Market Equities														
GMM	SPDR S&P Emerging Markets ETF	0.25	0.42	0.24	39,197	2,354,338	41,352	577	577	33,449	2,354,338	108	1.20	15,522
GML	SPDR S&P Emerging Latin America ETF	0.39	0.85	0.32	2,951	170,239	2,000	270	270	12,309	170,239	76	1.90	1,466
GAF	SPDR S&P Emerging Middle East & Africa ETF	2.13	3.80	1.19	979	90,354	981	274	274	15,021	90,354	18	1.90	1,186

Source: ArcaVision. Data is as of November 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 11/15/2016
Emerging Market Equities (cont'd)														
GUR	SPDR S&P Emerging Europe ETF	0.21	0.82	0.18	4,787	158,719	6,206	689	689	17,666	158,719	91	0.80	5,793
GMF	SPDR S&P Emerging Asia Pacific ETF	0.19	0.24	0.16	24,427	2,060,866	24,212	557	557	43,880	2,060,866	116	0.90	6,541
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.65	1.24	0.40	349	27,799	3,952	1,069	1,069	56,475	27,799	82	1.40	900
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.12	0.29	0.07	101,328	4,607,802	102,458	765	765	31,625	4,607,802	149	0.90	99,183
GXC	SPDR S&P China ETF	0.16	0.20	0.09	57,826	4,824,822	85,217	763	763	58,034	4,824,822	93	0.90	18,693
RBL	SPDR S&P Russia ETF	0.09	0.52	0.09	6,281	143,934	7,264	997	997	17,956	143,934	137	1.20	7,482
XINA	SPDR MSCI China A Shares IMI ETF	0.27	1.22	0.24	28	1,842	210	162	162	3,580	1,842	0	0.70	200
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.28	0.79	0.23	692	43,658	858	387	387	13,657	43,658	43	0.50	18
IPS	SPDR S&P International Consumer Staples Sector ETF	0.23	0.57	0.22	4,814	227,342	5,858	505	505	19,912	227,342	193	0.70	69
IPW	SPDR S&P International Energy Sector ETF	0.08	0.44	0.07	16,818	307,798	22,599	500	500	8,715	307,798	193	1.10	37,416
IPF	SPDR S&P International Financial Sector ETF	0.61	3.19	0.31	3,255	74,170	3,846	1,053	1,053	19,975	74,170	136	1.10	8,180
IRY	SPDR S&P International Health Care Sector ETF	0.13	0.30	0.11	5,378	280,398	5,835	779	779	33,606	280,398	129	0.80	570
IPN	SPDR S&P International Industrial Sector ETF	0.13	0.45	0.10	5,097	170,346	5,778	1,193	1,193	34,931	170,346	98	0.50	13,160
IRV	SPDR S&P International Materials Sector ETF	0.17	0.85	0.20	5,106	111,289	7,879	906	906	17,866	111,289	40	0.80	1,041
IPK	SPDR S&P International Technology Sector ETF	0.29	0.88	0.28	3,903	152,335	3,458	1,058	1,058	34,618	152,335	106	0.80	394
IST	SPDR S&P International Telecommunications Sector ETF	0.09	0.38	0.07	5,538	150,661	5,413	1,039	1,039	23,440	150,661	192	0.80	7,578
IPU	SPDR S&P International Utilities Sector ETF	0.06	0.41	0.05	7,580	0	7,939	1,225	1,225	0	0	219	0.90	13,443
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.06	0.21	0.05	111,880	3,031,825	79,016	902	902	23,668	3,031,825	367	1.20	201,932
DWX	SPDR S&P International Dividend ETF	0.04	0.11	0.04	214,563	7,816,521	154,763	1,140	1,140	40,481	7,816,521	199	0.90	133,546
SDY	SPDR S&P Dividend ETF	0.03	0.03	0.02	1,050,745	91,340,826	896,878	3,016	3,016	251,625	91,340,826	240	0.50	1,213,422
WDIV	SPDR S&P Global Dividend ETF	0.08	0.13	0.08	16,265	1,076,532	13,042	591	591	35,507	1,076,532	146	0.70	14,308
SPYD	SPDR S&P 500 High Dividend ETF	0.06	0.16	0.05	46,504	1,731,355	27,525	20,560	20,560	704,386	1,731,355	314	0.60	39,804

Source: ArcaVision. Data is as of November 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 11/15/2016
Advanced Beta — Multi Factor														
QAUS	SPDR MSCI Australia StrategicFactors ETF	0.06	0.11	0.05	4,772	266,924	4,442	988	988	47,384	266,924	151	0.90	110
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.06	0.10	0.06	1,042	92,069	930	821	821	42,782	92,069	112	0.70	893
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.12	0.06	681	58,441	1,044	902	902	44,748	58,441	101	0.70	1,216
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.24	0.36	0.25	719	65,905	1,100	412	412	27,431	65,905	75	0.40	730
QESP	SPDR MSCI Spain StrategicFactors ETF	0.05	0.11	0.05	286	18,436	141	1,004	1,004	40,421	18,436	84	1.70	150
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.18	0.40	0.17	183	12,878	201	722	722	32,844	12,878	18	0.80	1
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.21	0.40	0.29	1,997	130,477	1,981	240	240	12,629	130,477	70	0.70	2,572
QWLD	SPDR MSCI World StrategicFactors ETF	0.43	0.68	0.51	227	30,749	180	348	348	21,600	30,749	24	0.40	1,467
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.46	0.90	0.39	8,829	611,918	10,291	851	851	43,750	611,918	110	1.10	162,701
QUS	SPDR MSCI USA StrategicFactors ETF	0.14	0.21	0.13	1,112	110,846	1,802	908	908	57,313	110,846	109	0.40	322
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.08	0.15	0.07	564	45,495	862	9,036	9,036	468,336	45,495	63	1.00	180
VLU	SPDR S&P 1500 Value Tilt ETF	0.67	0.79	0.64	533	71,981	327	3,626	3,626	308,065	71,981	15	0.90	2,817
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.26	0.28	0.38	507	60,275	471	2,018	2,018	184,990	60,275	41	0.80	1,024
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.57	0.73	0.53	5,477	522,140	6,852	815	815	63,945	522,140	132	0.50	9,775
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.37	0.42	0.32	25,202	2,466,779	15,645	2,590	2,590	227,868	2,466,779	271	0.90	5,175
ONEY	SPDR Russell 1000 Yield Focus ETF	0.29	0.43	0.27	380	56,026	172	4,764	4,764	322,094	56,026	47	0.90	4,047
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.22	0.35	0.25	2,096	172,584	2,172	3,746	3,746	236,672	172,584	152	0.70	20,784
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.26	0.40	0.22	9,307	670,476	6,234	7,252	7,252	478,342	670,476	83	0.70	63,636
Advanced Beta — Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.23	0.72	0.15	8,727	319,821	7,615	707	707	22,659	319,821	200	0.40	33,445
Fixed Income — US Government														
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	0.01	0.02	0.01	1,299,318	62,221,559	952,656	1,822,346	1,822,346	83,335,883	62,221,559	1,840	0.00	804,060
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.06	0.10	0.05	38,765	2,507,407	55,301	2,751	2,751	165,638	2,507,407	193	0.10	35,120
TLO	SPDR Bloomberg Barclays Long Term Treasury ETF	0.10	0.13	0.08	150,727	11,560,095	96,352	1,543	1,543	111,790	11,560,095	175	0.80	6,900
IPE	SPDR Bloomberg Barclays TIPS ETF	0.07	0.12	0.06	50,730	3,179,703	39,124	2,583	2,583	146,973	3,179,703	262	0.20	26,780

Source: ArcaVision. Data is as of November 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 11/15/2016
Fixed Income — US Government (cont'd)														
SST	SPDR Bloomberg Barclays Short Term Treasury ETF	0.03	0.11	0.08	92,027	2,853,276	64,002	11,719	11,719	355,320	2,853,276	539	0.10	7,070
SIPE	SPDR Bloomberg Barclays 0–5 Year TIPS ETF	0.15	0.75	0.13	1,864	61,805	1,590	1,316	1,316	25,952	61,805	81	0.30	1,711
TIPX	SPDR Bloomberg Barclays 1–10 Year TIPS ETF	0.06	0.29	0.06	11,885	261,482	9,587	600	600	11,754	261,482	155	0.20	60,517
Fixed Income — US Investment Grade Corporates														
SCPB	SPDR Bloomberg Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	1,522,777	47,169,915	880,523	31,399	31,399	960,495	47,169,915	500	0.10	180,664
ITR	SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF	0.03	0.08	0.02	434,257	15,190,808	348,667	2,252	2,252	76,906	15,190,808	238	0.20	202,302
LWC	SPDR Bloomberg Barclays Long Term Corporate Bond ET	0.17	0.42	0.13	48,961	2,086,726	50,719	529	529	21,160	2,086,726	156	0.50	11,227
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.04	0.13	0.03	106,423	3,442,761	91,963	1,570	1,570	48,121	3,442,761	163	0.10	135,746
Fixed Income — High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.02	0.01	15,403,440	607,213,568	12,457,056	69,341	69,341	2,486,568	607,213,568	503	0.60	23,640,916
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.03	0.01	2,318,429	64,866,301	1,717,630	20,326	20,326	554,290	64,866,301	333	0.40	675,561
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.31	1.21	0.26	14,398	416,049	8,080	1,158	1,158	29,900	416,049	241	0.70	13,506
Fixed Income — US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.09	0.34	0.04	54,428	1,544,134	103,670	6,787	6,787	181,417	1,544,134	92	0.20	14,008
Fixed Income — US Aggregate														
BNDS	SPDR Bloomberg Barclays Aggregate Bond ETF	0.08	0.14	0.06	87,816	5,330,725	120,817	1,801	1,801	103,738	5,330,725	204	0.20	40,128
Fixed Income — Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.03	0.05	0.02	1,090,600	51,913,158	873,131	2,110	2,110	94,802	51,913,158	171	0.50	1,456,733
PSK	SPDR Wells Fargo Preferred Stock ETF	0.10	0.21	0.06	116,034	5,249,251	98,386	5,607	5,607	242,447	5,249,251	203	0.70	12,566
Fixed Income — Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.03	0.06	0.02	428,949	21,152,683	326,538	6,407	6,407	309,074	21,152,683	285	0.10	210,589
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.05	0.09	0.03	710,069	34,533,679	371,013	3,093	3,093	148,928	34,533,679	174	0.30	645,940
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.09	0.16	0.06	223,403	12,847,729	123,826	671	671	37,898	12,847,729	172	0.60	207,801

Source: ArcaVision. Data is as of November 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 11/15/2016
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.29	0.54	0.18	116,489	6,964,378	85,249	502	502	27,294	6,964,378	154	0.60	4,846
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.24	0.78	0.16	31,494	1,018,468	21,488	721	721	21,911	1,018,468	248	0.50	3,163
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.06	0.20	0.04	919,464	25,661,599	645,371	1,077	1,077	29,262	25,661,599	187	0.60	546,752
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.14	0.43	0.11	53,199	2,304,979	56,559	443	443	13,999	2,304,979	150	0.60	2,476
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.10	0.37	0.08	175,461	4,707,944	95,345	2,432	2,432	63,816	4,707,944	302	0.80	13,283
Commodity														
GLD®	SPDR Gold Shares	0.01	0.01	0.01	11,804,314	1,576,410,405	10,203,552	7,522	7,522	890,906	1,576,410,405	206	0.80	7,481,990
NANR	SPDR S&P North American Natural Resources ETF	0.08	0.24	0.06	34,515	1,275,395	31,036	1,937	1,937	65,587	1,275,395	241	1.00	16,308
Active — Asset Allocation														
RLY	SPDR SSGA Multi-Asset Real Return ETF	0.06	0.25	0.05	38,165	948,758	22,108	10,648	10,648	254,700	948,758	278	0.50	31,800
INKM	SPDR SSGA Income Allocation ETF	0.07	0.22	0.06	6,679	242,600	5,815	8,052	8,052	245,828	242,600	210	0.40	—
GAL	SPDR SSGA Global Allocation ETF	0.11	0.32	0.09	23,005	784,637	18,071	12,536	12,536	412,810	784,637	107	0.30	2,667
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.12	0.49	0.09	23,470	574,144	12,618	2,142	2,532	52,286	63,629	687	0.10	—
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.19	0.31	0.15	245	40,308	271	1,360	1,360	83,341	40,308	87	0.80	107
SYG	SPDR MFS Systematic Growth Equity ETF	0.22	0.35	0.18	613	58,103	516	1,110	1,110	68,809	58,103	84	0.50	33
SYV	SPDR MFS Systematic Value Equity ETF	0.32	0.57	0.24	510	42,523	388	1,147	1,147	64,003	42,523	43	1.30	1,192
Active — Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.03	0.06	0.02	391,192	19,623,272	307,368	2,510	2,510	123,417	19,623,272	262	0.20	98,792
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.05	0.10	0.03	184,914	9,152,573	157,863	5,312	5,312	250,301	9,152,573	256	0.10	180,039
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF	0.04	0.10	0.04	4,377	233,510	4,072	2,835	2,835	113,967	233,510	278	0.00	2,378
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.41	0.79	0.35	1,772	92,415	900	2,486	3,032	129,676	159,356	305	0.45	3,078

Source: ArcaVision. Data is as of November 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report
Ticker ETF Name Spread ($) Spread (%) Spread ($) vs. 3 mo. trailing Consolidated Avg. Daily Volume (shares) Consolidated Avg. Daily Volume ($) Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing Avg. Quote Size (shares) Avg. Quote Size (Shares) vs. 3 mo. trailing Avg. Quote Size ($) Avg. Quote Size ($) vs. 3 mo. trailing Avg. Trade Size Daily Volatility (%) Short Interest as of 11/15/2016
Active - Fixed Income (cont’d)
ULST SPDR SSGA Ultra Short Term Bond ETF 0.18 0.28 0.17 7,146 356,300 10,501 8,187 7,621 409,180 383,019 300 0.37 12,014
Source: ArcaVision. Data is as of November 30, 2016. Past performance is not a guarantee of future results.
Prior to 12/13/2016, the SPDR SSGA US Large Cap Low Volatility Index ETF was known as the SPDR Russell 1000® Low Volatility ETF and the SPDR SSGA US Small Cap Low Volatility Index ETF was known as the SPDR Russell 2000® Low Volatility ETF.
Prior to October 31, 2016, the SPDR Bloomberg Barclays ETFs were known as the SPDR Barclays ETFs.
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For investment professional use only. Not for use with the public.
State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727.
Important Risk Information
ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.
While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust (“GLD®”):
The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the SPDR Gold Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD.
Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When this document is distributed electronically, the GLD prospectus is available by clicking here. For more information: State Street Global Markets, LLC (Marketing Agent for GLD), One Lincoln Street, Boston, MA, 02111 T: +1 866 320 4053 spdrgoldshares.com
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Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.
Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC.
State Street Global Markets, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained GSO Capital Partners, Nuveen Asset Management & Massachusetts Financial Services Company & DoubleLine Capital LP as the sub-advisor. GSO Capital Partners, Nuveen Asset Management, MFS, and DoubleLine Capital LP are not affiliated with State Street Global Markets, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call +1 617 664 7727 or visit spdrs.com. Read it carefully.
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State Street Global Advisors
ID8328-IBG-22248 1216 Exp. Date: 12/31/2017 SPD001229

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.